Exhibit 99.1

Ampio Pharmaceuticals Announces Agreement to Acquire Key Drug Delivery Technology

GREENWOOD VILLAGE, Colo., Dec. 5, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ:AMPE — News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced it has signed an agreement to acquire certain rights relating to a patented orally disintegrating tablet (ODT) drug delivery technology that can be used worldwide to elevate the market acceptance of Ampio’s Zertane™ product for premature ejaculation. The Zertane™ ODT formulation allows for rapid oral absorption, ease of use without the need for liquids and avoids unpleasant bitter taste. This acquisition provides additional intellectual property to protect Zertane™ ODT’s unique formulation, over and above the many method of use claims for Zertane™ contained in patents Ampio already owns. The Company indicated that acquisition of the rights to this technology is expected to speed and facilitate Ampio’s filing of marketing authorization applications for product regulatory approvals of Zertane™ worldwide and is important for the additional planned licensing and pricing agreements currently in negotiations. The completion of the transaction is subject to customary conditions, including a certain third party consent and successful completion of a technology and materials transfer plan more fully described in a Form 8-K to be filed shortly.

“This acquisition of this technology is an important step in the manufacturing and commercialization plan for Zertane™. This agreement demonstrates our commitment to the fast and successful launch of a unique dosage and formulation of Zertane™. The Zertane™ commercialization plan is on course as outlined in the previous press releases and securities filings. We are committed to complete the development of a combination product of Zertane™ with a PDE5 inhibitor to simultaneously treat both premature ejaculation and erectile dysfunction. Our strategy with this line of products is to expeditiously pursue multiple licensing partners worldwide.” stated Don Wingerter , Ampio’s CEO.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease and male sexual dysfunction. The product pipeline includes new uses of previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective, while their shorter development times can significantly increase near-term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements made in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500